Exhibit 99.2

Press Release

For Immediate Release

Contact:	Ken Bond	Deborah Hellinger
	Oracle Investor Relations	Oracle Corporate Communications
	1.650.607.0349	1.212.508.7935
	ken.bond@oracle.com	deborah.hellinger@oracle.com

ORACLE NAMES RENÉE JAMES TO THE BOARD OF DIRECTORS

REDWOOD SHORES, Calif., December 16, 2015 — The Oracle Board of Directors today announced that it has unanimously elected Renée James to the company’s Board of Directors. The election is effective as of December 16, 2015 and increases the size of the Board to 13 directors.

“We are pleased to have Renée join our Board as an independent director,” said Larry Ellison, Chairman of the Board of Directors and Chief Technology Officer. “She will bring a unique perspective and tremendous depth of experience and knowledge of the technology industry to our Board.” Bruce Chizen, independent Chair of the Nomination and Governance Committee, added, “Renée is a widely respected leader in Silicon Valley and we are thrilled to have her join the Board.”

Ms. James, 51, was most recently President of Intel Corporation, where she spent more than 25 years overseeing Intel’s strategic expansion into providing proprietary and open source software and services for applications in enterprise, security and cloud-based computing. Ms. James is Vice Chair of the President’s National Security Telecommunications Advisory Committee. She also serves as a director of Vodafone Group Plc and Sabre Corporation, and previously served as a director of VMware Inc.

All members of Oracle’s Board of Directors serve one-year terms and are expected to stand for election at the company’s next annual meeting of stockholders in November 2016.

About Oracle

Oracle offers a comprehensive and fully integrated stack of cloud applications and platform services. For more information about Oracle (NYSE: ORCL), visit www.oracle.com or contact Investor Relations at investor_us@oracle.com or (650) 506-4073.

# # #

Trademarks

Oracle and Java are registered trademarks of Oracle and/or its affiliates. Other names may be trademarks of their respective owners.

“Safe Harbor” Statement: Statements in this press release relating to Oracle’s future plans, expectations, beliefs, intentions and prospects are “forward-looking statements” and are subject to material risks and uncertainties. Many factors could affect our current expectations and our actual results, and could cause actual results to differ materially. A detailed discussion of these factors and other risks that affect our business is contained in our U.S. Securities and Exchange Commission (SEC) filings, including our most recent reports on Form 10-K and Form 10-Q, particularly under the heading “Risk Factors.” Copies of these filings are available online from the SEC or by contacting Oracle Corporation’s Investor Relations Department at (650) 506-4073 or by clicking on SEC Filings on Oracle’s Investor Relations website at http://www.oracle.com/investor. All information set forth in this press release is current as of December 16, 2015. Oracle undertakes no duty to update any statement in light of new information or future events.